Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of our report dated January 22, 2013 on the balance sheet of MDS Energy Public 2013-A LP as of December 31, 2012 appearing in the Prospectus, which is part of this Registration Statement.

Additionally, we consent to the use of our report dated April 3, 2013 on the consolidated balance sheet of MDS Energy Development, LLC and Subsidiaries as of December 31, 2012 appearing in the Prospectus, which is part of the Registration Statement on Form S-1 for MDS Energy Public 2013-A LP.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

April 24, 2013